                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

                 Smithfield Foods Reports Fourth Quarter Results

Smithfield, Virginia (June 4, 2003)--Smithfield Foods, Inc. (NYSE: SFD) today announced earnings for the fourth quarter of fiscal 2003, ended April 27, of $5.1 million, or $.05 per diluted share, versus $24.9 million, or $.22 per diluted share, last year. Fiscal 2003 fourth quarter results included a $2.2 million pre-tax, or $.01 per diluted share, charge for bad debt reserves associated with the bankruptcy of Fleming Companies. Fourth quarter sales of $1.9 billion were about the same as last year.

The company has adopted a new method of segment reporting. The Meat Processing Group has been eliminated and Smithfield now will report results of the pork, beef and international segments, as well as hog production. Following are the company's sales and operating profit by segment:

                                        13 Weeks Ended                       52 Weeks Ended
                                        --------------                       --------------
(in millions)                 Apr. 27, 2003      Apr. 28, 2002     Apr. 27, 2003      Apr. 28, 2002
                              -------------      -------------     -------------      -------------
Sales
-----
   Pork                         $  1,059.3         $  1,061.6        $  4,286.0         $  4,540.3
   Beef                              543.6              550.7           2,165.2            1,286.1
   International                     318.8              304.6           1,304.6            1,254.5
   Hog Production                    304.1              276.3           1,059.8            1,265.3
                                ----------         ----------        ----------         ----------
                                   2,225.8            2,193.2           8,815.6            8,346.2
Intersegment                        (276.9)            (230.1)           (911.1)            (990.1)
                                ----------         ----------        ----------         ----------
     Total Sales                $  1,948.9         $  1,963.1        $  7,904.5         $  7,356.1
                                ==========         ==========        ==========         ==========
Operating Profit
----------------
   Pork                         $     49.1         $     51.5        $    184.6         $    163.8
   Beef                               17.5                0.3              77.4               10.0
   International                       3.7                7.6              38.7               24.2
   Hog Production                    (25.1)              17.1            (108.4)             266.6
   Corporate                         (17.3)             (15.3)            (59.1)             (59.5)
                                ----------         ----------        ----------         ----------
     Total Operating Profit     $     27.9         $     61.2        $    133.2         $    405.1
                                ==========         ==========        ==========         ==========

Fourth Quarter Results
The results for the quarter reflected strong profitability in beef and processed meats, which somewhat offset the continuing environment of low hog prices and weak fresh pork prices.

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                                       2

In the pork segment, fresh pork volume grew three percent as a result of an increase in the number of hogs processed. Processed meats volume rose seven percent, reflecting significant volume increases in the bacon, ham and sausage categories. The company saw similar volume growth in both retail and foodservice sales, as well as a rise of 23 percent in volume in the newly-formed Smithfield Deli Group.

The company's beef operations reported continuing strong earnings, in spite of higher live cattle prices. Beef demand for all processors continues to be high, with beef prices reaching record levels. Internationally, the company's Polish operations recorded sharply improved results, offset by lower earnings in Canada and Mexico. The prior year's quarter reflected exceptionally strong margins in Canada. Hog Production operating profit continued to be down in the current quarter on lower average selling prices and higher raising costs, principally on higher feed costs.

"Given the overall adverse environment for both live hogs and fresh pork, I am reasonably pleased with the quarter's results," said Joseph W. Luter III, chairman and chief executive officer. "While we anticipated that our results in the fourth quarter would be better than the third quarter, lingering hog prices in the low to mid 30's for much of the quarter continued to produce losses in our hog production operations. We have and always will focus on building the business for the long term and will not be distracted by short-term market influences," he said.

The company noted that it was beginning to implement synergistic changes as a result of the previously-announced merger of Smithfield Packing and Gwaltney. The combination will result in one operating entity with two retail sales divisions and one combined foodservice organization. The merger of these two entities will help maximize their manufacturing capacities, as well as reduce redundant overhead and logistics costs. The major benefits of this merger will begin to be reflected in the second and third quarters of fiscal 2004.

Full Year Results
For fiscal 2003, Smithfield reported sales of $7.9 billion, seven percent above prior year sales of $7.4 billion. Net income was $26.3 million, or $.24 per diluted share, versus $196.9 million, or $1.78 per diluted share last year. Both years included a gain of one cent per diluted share on unusual items.

Pork operating earnings rose 13 percent, a result of substantially improved margins in processed meats that more than offset weak fresh pork margins. Fresh pork volume grew two percent while processed meats volume increased eight percent, with significant volume growth in several product categories. Smithfield Lean Generation Pork volume increased four percent, reaching annual volume of 108 million pounds. Beef operations, acquired in fiscal 2002, reflected a full year of operations, as well as sharply-improved margins versus a year ago. International earnings rose 60 percent, as Animex of Poland experienced its first profitable year under Smithfield ownership, turning around from a substantial loss last year. Schneider of Canada also recorded very strong results.

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                                       3

Smithfield's hog production operations experienced a decline in operating profit of $375 million from last year, as live hog prices averaged 21 percent, or $22 per head, below the levels of fiscal 2002 and increased raising costs, primarily related to higher feed costs.

Mr. Luter noted that while the past twelve months have been difficult for both fresh pork and hog production, the depth and length of the current hog cycle was not as severe as the prior downturn in 1998 when hog prices dropped to a 50-year low. Generally, fresh pork and hog production are counter-cyclical to one another, although this was not the case in fiscal 2003.

Looking forward to the first quarter of fiscal 2004, Mr. Luter said, "The early signs are very encouraging. Live hog prices have risen nearly 30 percent in the past 60 days and fresh pork prices are improving. Although the hog markets are frequently volatile and unpredictable, the futures markets currently are predicting strong live hog markets well into the summer and early fall. Additionally, beef operations are running at near-record profit levels. The combination of a strong beef complex, more normal hog prices, improving fresh meat demand and a very solid processed meats business leads me to be optimistic as we begin fiscal 2004," he said.

With annualized sales of $8 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, please visit www.smithfieldfoods.com.

This news release may contain "forward-looking" information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company's outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

                                       ###
                                 (table follows)

Contact:
Jerry Hostetter
Smithfield Foods, Inc.
(212) 758-2100
jerryhostetter@smithfieldfoods.com

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                                        4

                        CONSOLIDATED STATEMENTS OF INCOME
                     SMITHFIELD FOODS, INC. AND SUBSIDIARIES

                                     13 Weeks Ended            52 Weeks Ended
                                  --------------------      --------------------
(In millions, except              Apr. 27,    Apr. 28,      Apr. 27,    Apr. 28,
  per share data)                   2003        2002          2003        2002
--------------------------------------------------------------------------------
Sales                             $1,948.9    $1,963.1      $7,904.5    $7,356.1
Cost of sales                      1,781.2     1,749.0       7,203.4     6,393.0
--------------------------------------------------------------------------------
Gross profit                         167.7       214.1         701.1       963.1

Selling, general and
 administrative expenses             139.8       152.9         567.9       558.0
Interest expense                      20.8        22.9          94.0        94.3
Gain on sale of IBP
 common stock                            -           -             -       (7.0)
--------------------------------------------------------------------------------
Income before income taxes             7.1        38.3          39.2       317.8

Income taxes                           2.0        13.4          12.9       120.9
--------------------------------------------------------------------------------
Net income                        $    5.1    $   24.9      $   26.3    $  196.9
================================================================================

Net income per common share:
 Basic                            $    .05    $    .23      $    .24    $   1.82
 Diluted                          $    .05    $    .22      $    .24    $   1.78
================================================================================

Average common
 shares outstanding:
 Basic                               109.4       110.7         109.6       108.1
 Diluted                             110.3       113.2         109.8       110.4
================================================================================

Note: Depreciation expense has been reclassified for all periods into cost of sales and selling, general and administrative expenses, as appropriate. Certain other prior period amounts have also been reclassified to conform to current period presentations.